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                                                                     Exhibit 4.4


                BORROWER PATENT AND TRADEMARK SECURITY AGREEMENT


                  BORROWER PATENT AND TRADEMARK SECURITY AGREEMENT, dated as of April 28, 2000, made by REMINGTON ARMS COMPANY, INC., a Delaware corporation (the "Grantor"), in favor of THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") for the several banks and other financial institutions (the "Lenders") from time to time parties to the Amended and Restated Credit Agreement, dated as of April 28, 2000 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the "Credit Agreement"), among the Grantor, the Chase Securities Inc. and Banc of America Securities LLC, as joint lead arrangers, Bank of America, N.A., as syndication agent. Goldman Sachs Credit Partners, L.P., as documentation agent collectively the "Other Representatives", the Administrative Agent, and the Lenders.



                              W I T N E S S E T H :


                  WHEREAS, the Grantor is a party to the Borrower Security Agreement, dated as of April 28, 2000 (as amended, supplemented or otherwise modified from time to time, the "Borrower Security Agreement"), made by the Grantor in favor of the Administrative Agent, for the ratable benefit of the Lenders;

                  WHEREAS, the Grantor owns certain Trademarks and Trademark Licenses listed on Schedule I hereto;

                  WHEREAS, the Grantor owns certain Patents and Patent Licenses listed on Schedule II;

                  WHEREAS, pursuant to the Borrower Security Agreement, the Grantor has granted to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in all right, title and interest of the Grantor in, to and under the Collateral (as hereinafter defined), including the property listed on the attached Schedules I and II, together with any renewal or extension thereof, and all Proceeds thereof, to secure the payment of the Obligations; and

                  WHEREAS, it is a condition precedent to the obligations of the Lenders to make their respective initial Extensions of Credit to the Grantor under the Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of the Lenders;

                  NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Other Representatives and the Lenders to enter into the Credit Agreement and to make their respective Extensions of Credit to the Grantor thereunder, the Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:


1 Defined Terms. (a) Unless otherwise defined herein, capitalized terms defined in the Credit Agreement are used herein as defined therein. The following terms shall have the following meanings:

                  "Agreement": this Borrower Patent and Trademark Security Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

                  "Code": the Uniform Commercial Code as from time to time in effect in the State of New York.

                  "Collateral":  as defined in Section 2 of this Agreement.


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                  "General Intangibles": as defined in Section 9-106 of the
         Code, including, without limitation, all Patents and Trademarks now or hereafter owned by the Grantor to the extent such Patents and Trademarks would be included in General Intangibles under the Code.

                  "Obligations": the collective reference to the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Grantor to the Administrative Agent, the Other Representatives and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the other Loan Documents, any Interest Rate Agreement entered into with any Lender, any Guarantee Obligations of the Grantor referred to in Section 8.4(b) of the Credit Agreement as to which any Lender is a beneficiary, and any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with a termination of any transaction entered into pursuant to an Interest Rate Agreement entered into with any Lender, amounts payable to any Lender in connection with any such Guarantee Obligation, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, any Other Representative or any Lender that are required to be paid by the Grantor pursuant to the terms of the Credit Agreement or any other Loan Document).

                  "Patent License": all United States written license agreements with any unaffiliated Person in connection with any of the Patents or such other Person's patents, whether the Grantor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on Schedule II attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Borrower Security Agreement) now or hereafter covered by such licenses.

                  "Patents": all United States patents, patent applications and patentable inventions, including, without limitation, all patents and patent applications identified in Schedule II attached hereto and made a part hereof, and including without limitation (a) all inventions and improvements described and claimed therein, and patentable inventions,
         (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto (Patents and Patent Licenses being, collectively, the "Patent Collateral").

                  "Trademark License": all United States written license agreements with any unaffiliated Person in connection with any of the Trademarks or such other Person's names or trademarks, whether the Grantor is a licensor or a licensee under any such license agreement, including, without limitation, the license agreements listed on
         Schedule I attached hereto and made a part hereof, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Borrower Security Agreement) now or hereafter covered by such licenses.

                  "Trademarks": all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin, trademark and service mark registrations, and applications for trademark or service mark registrations (except for "intent to use" applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, unless and until an Amendment to Allege Use or a Statement


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         of Use under Sections 1(c) and 1(d) of said Act has been filed), and any renewals thereof, including, without limitation, each registration and application identified in Schedule I attached hereto and made a part hereof, and including without limitation (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (c) all rights corresponding thereto in the United States and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin (Trademarks and Trademark Licenses being, collectively, the "Trademark Collateral").

                  (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

                  (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  2 Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations the Grantor hereby assigns, pledges and grants, subject to existing licenses granted by the Grantor in the ordinary course of business with respect to the Collateral (as hereinafter defined), to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in all of the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"):

                           (i)      all Trademarks;

                           (ii)     all Trademark Licenses;

                           (iii)    all Patents;

                           (iv)     all Patent Licenses;

                           (v) all General Intangibles connected with the use of or symbolized by the Trademarks and Patents; and

                           (vi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing;

provided, that the foregoing grant of a security interest with respect to General Intangibles, Patent Licenses and Trademark Licenses shall not include a security interest in, and the Collateral shall not include, any Patent License or Trademark License with or issued by Persons other than a Subsidiary of the Grantor that would otherwise be included in the Collateral to the extent that the grant by the Grantor of such security interest is prohibited by the terms and provisions of the written agreement or document or instrument creating or evidencing such license or permit or Patent License or Trademark License, or gives the other party thereto the right to terminate such Patent License or Trademark License in the event of the grant of a security interest with respect thereto. The Grantor shall use its reasonable best efforts to (i) avoid entering into agreements or contracts which would prohibit the Grantor from granting a security interest in such Patent Licenses or Trademark Licenses pursuant to the terms of this Agreement and (ii) cause each such Patent License or Trademark License entered into, created or made by it after the Effective Date to be subject to the Lien and security interest created pursuant to this Agreement.


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                  SECTION 3. Grantor Remains Liable; Limitations on
Administrative Agent's and Lenders' Obligations. Anything herein to the contrary notwithstanding, (a) the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) neither the Administrative Agent, the Other Representatives, nor any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Other Representatives, or any Lender be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                  4   Representations and Warranties. The Grantor represents and warrants as to itself and its Collateral as follows:

                  (a) Title; No Other Liens. Except for the Liens granted to the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement and the other Liens permitted to exist on the Collateral pursuant to the Loan Documents (including without limitation any Lien permitted to exist pursuant to Section 8.3 of the Credit Agreement), the Grantor is (or, in the case of after-acquired Collateral, will be) the sole, legal and beneficial owner of the entire right, title and interest in and to the Trademarks set forth on
         Schedule I hereto and the Patents set forth in Schedule II hereto free and clear of any and all Liens. No security agreement, financing statement or other public notice similar in effect with respect to all or any part of the Collateral is on file or of record in any public office (including, without limitation, the United States Patent and Trademark Office), except such as may have been filed in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement or as may be permitted pursuant to the Loan Documents.

                  (b) Perfected First Priority Liens. (i) This Agreement is effective to create, as collateral security for the Obligations, valid and enforceable Liens on the Collateral in favor of the Administrative Agent for the ratable benefit of the Lenders, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor's rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (ii) Except with regard to Liens (if any) on Specified Assets, and except with regard to Liens upon Patents and Trademarks and Patent Licenses and Trademark Licenses, which Liens, to the extent not otherwise perfected by the filing of financing statements under the Code in accordance herewith, would in the case of Patents and Trademarks listed in Schedule I and II hereto, or in the case of Patent Licenses and Trademark licenses listed in Schedule I and II hereto may, be perfected upon the filing, acceptance and recordation thereof in the United States Patent and Trademark Office, upon the completion of the Filings, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in the Collateral in favor of the Administrative Agent for the ratable benefit of the Lenders, and will be prior to all other Liens of all other Persons other than Permitted Liens, and enforceable as such as against all other Persons other than Ordinary Course Buyers, except to the extent that the recording of an assignment or other transfer of title to the Administrative Agent or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this Section 4(b)(ii), the following terms shall have the following meanings:

                           "Filings": the filing or recording of the Financing
                  Statements, any Patent and Trademark Security Agreement as set forth in Schedule __, and any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.


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                           "Financing Statements": the financing statements
                  delivered to the Administrative Agent by the Borrower on the Closing Date for filing in the jurisdictions listed in
                  Schedule 6.1(m) to the Credit Agreement.

                           "Permitted Liens": Liens permitted pursuant to the
                  Loan Documents, including without limitation those permitted to exist pursuant to subsection 8.3 of the Credit Agreement.

                           "Specified Assets": the following property and assets
                  of the Borrower:

                                    (1) Patents, Patent Licenses, Trademarks and
                           Trademark Licenses to the extent that (a) Liens thereon which cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of Grantor and its Subsidiaries taken as a whole;

                                    (2) Copyrights and Copyright Licenses and
                           Accounts or receivables arising therefrom to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon; and

                                    (3) Collateral for which the perfection of
                           Liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States of America, any State, territory or dependency thereof or the District of Columbia;

                  (c) Consents. No consent of any party (other than the Grantor) to any Patent License or Trademark License constituting Collateral is required, or purports to be required, to be obtained by or on behalf of the Grantor in connection with the execution, delivery and performance of this Agreement that has not been obtained. Each Patent License and Trademark License constituting Collateral is in full force and effect and constitutes a valid and legally enforceable obligation of the Grantor and (to the knowledge of the Grantor) each other party thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and except to the extent the failure of any such Patent License or Trademark License constituting Collateral to be in full force and effect or valid or legally enforceable would not be reasonably expected, in the aggregate, to have a material adverse effect on the value of the Collateral (as defined in the Credit Agreement). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Patent Licenses or Trademark Licenses constituting Collateral by any party thereto other than those which have been duly obtained, made or performed and are in full force and effect and those the failure of which to make or obtain would not be reasonably expected, in the aggregate, to have a material adverse effect on the value of the Collateral (as defined in the Credit Agreement). Neither the Grantor nor (to the knowledge of the Grantor) any other party to any Patent License or Trademark License constituting Collateral is in default in the performance or observance of any of the terms thereof, except for such defaults as would not reasonably be expected, in the aggregate, to have a material adverse effect on the value of the Collateral (as defined in the Credit Agreement). The right, title and interest of the Grantor in, to and under each Patent License and Trademark License constituting Collateral are not subject to any defense, offset, counterclaim or claim which would be reasonably expected, either individually or in the aggregate, to have a material adverse effect on the value of the Collateral (as defined in the Credit Agreement).

                  (d) Schedules I and II are Complete; All Filings Have Been Made. Set forth in Schedules I and II is a complete and accurate list of the Trademarks and Patents owned by the Grantor as of the date hereof. The Grantor has made all necessary filings and recordations to protect and maintain its interest in the


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         Trademarks and Patents set forth in Schedules I and II, including, without limitation, all necessary filings and recordings, and payments of all maintenance fees, in the United States Patent and Trademark Office to the extent such Trademarks and Patents are material to the Grantor's business. Set forth in Schedules I and II is a complete and accurate list of all of the material Trademark Licenses and material Patent Licenses owned by the Grantor as of the date hereof.

                  (e) The Trademarks and Trademark Licenses are Subsisting and Not Adjudged Invalid. As of the date hereof, each trademark registration and trademark application of the Grantor set forth in
         Schedule I is subsisting as of the date hereof and has not been adjudged invalid, unregisterable or unenforceable, in whole or in part, and, to the best of the Grantor's knowledge, is valid, registrable and enforceable. As of the date hereof, each of the Trademark Licenses set forth in Schedule I is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of the Grantor's knowledge, is valid and enforceable. As of the date hereof, the Grantor has notified the Administrative Agent in writing of all uses of any item of Trademark Collateral material to the Grantor's business of which the Grantor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable, including unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with such Collateral.

                  (f) The Patent and Patent Licenses are Subsisting and Not Adjudged Invalid. As of the date hereof, each patent and patent application of the Grantor set forth in Schedule II is subsisting and has not been adjudged invalid, unpatentable or unenforceable, in whole or in part, and, to the best of the Grantor's knowledge, is valid, patentable and enforceable. As of the date hereof, each of the Patent Licenses set forth in Schedule II is validly subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and, to the best of the Grantor's knowledge, is valid and enforceable. As of the date hereof, the Grantor has notified the Administrative Agent in writing of all uses of any item of Patent Collateral material to the Grantor's business of which the Grantor is aware which could reasonably be expected to lead to such item becoming invalid or unenforceable.

                  (g) No Previous Assignments or Releases. As of the date hereof, the Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or encumbrance of any of the Collateral, except with respect to exclusive licenses granted in the ordinary course of business or as permitted by this Agreement or the Loan Documents. As of the date hereof, the Grantor has not granted any license, shop right, release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Collateral except in the ordinary course of business.

                  (h) Proper Statutory Notice. The Grantor has marked its products with the trademark registration symbol 7, the numbers of all appropriate patents, the common law trademark symbol J, or the designation "patent pending," as the case may be, to the extent that it is reasonably and commercially practicable.

                  (i) No Knowledge of Claims Likely to Arise. Except for the Trademark Licenses and Patent Licenses listed in Schedules I and II hereto, the Grantor has no knowledge of the existence of any right or any claim (other than as provided by this Agreement or the Loan Documents) that is likely to be made under or against any item of Collateral contained on Schedules I and II which would have a Material Adverse Effect.

                  (j) No Knowledge of Existing or Threatened Claims. No claim has been made and is continuing or, to the best of the Grantor's knowledge, threatened that the use by the Grantor of any item of Collateral is invalid or unenforceable or that the use by the Grantor of any Collateral does or may violate the rights of any Person, which would have a Material Adverse Effect. To the best of the Grantor's knowledge, there is currently no infringement or unauthorized use of any item of Collateral contained on Schedules I and II which would have a Material Adverse Effect.


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                  5   Covenants. The Grantor covenants and agrees with the
Administrative Agent, the Other Representatives and the Lenders that, from and after the date of this Agreement until the payment in full of the Notes, the Reimbursement Obligations and the other Obligations then due and owing, the termination of the Commitments and the expiration, termination or return to the Issuing Lender of the Letters of Credit:

                  (a) Further Documentation; Pledge of Instruments and Chattel Paper. At any time and from time to time, upon the written request of the Administrative Agent or the Grantor, as the case may be, and at the sole expense of the Grantor, the Grantor or the Administrative Agent, as the case may be, will promptly and duly execute and deliver such further instruments and documents and take such further action as the Administrative Agent or the Grantor may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. The Grantor also hereby authorizes the Administrative Agent to file any such financing or continuation statement without the signature of the Grantor to the extent permitted by applicable law. A carbon, photostatic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. The Administrative Agent agrees to notify the Grantor and the Grantor agrees to notify the Administrative Agent of any financing or continuation statement filed by it pursuant to this
         Section 5(a), provided that any failure to give any such notice shall not affect the validity or effectiveness of any such filing.

                  (b) Indemnification and Expenses. The Grantor agrees to pay, and to save the Administrative Agent, the Other Representatives and the Lenders harmless from, any and all liabilities and reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) (i) with respect to, or resulting from, any delay by the Grantor in complying with any material Requirement of Law applicable to any of the Collateral, or (ii) in connection with any of the transactions contemplated by this Agreement, provided that such indemnity shall not, as to the Administrative Agent, any Other Representatives or any Lender, be available to the extent that such liabilities, costs and expenses resulted from the gross negligence or willful misconduct of the Administrative Agent, any Other Representative or any Lender. In any suit, proceeding or action brought by the Administrative Agent, any Other Representative or any Lender under any of the Collateral for any sum owing thereunder, or to enforce any of the Collateral, the Grantor will save, indemnify and keep the Administrative Agent, such Other Representative and such Lender harmless from and against all expense, loss or damage suffered by reason of any defense or counterclaim raised in any such suit, proceeding or action.

                  (c) Maintenance of Records. (i) The Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of the Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby. For the Administrative Agent's and the Lenders' further security, the Administrative Agent, for the ratable benefit of the Lenders, shall have a security interest in all of the Grantor's books and records pertaining to the collateral, and the Grantor shall permit the Administrative Agent or its representatives to review such books and records upon reasonable advance notice during normal business hours at the location where such books and records are kept and at the reasonable request of the Administrative Agent.

                  (d) Right of Inspection. Upon reasonable advance notice to the Grantor and at reasonable intervals, or at any time and from time to time after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders and their respective representatives shall have reasonable access during normal business hours to all the books, correspondence and records of the Grantor, and the Administrative Agent and the Lenders and their respective representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and the Grantor agrees to render to the Administrative Agent and the Lenders, at the Grantor's reasonable cost and expense, such clerical and other assistance as may be reasonable requested with regard thereto.


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                  (e) Compliance with Laws, etc. The Grantor will comply in all material respects with all Requirements of Law applicable to the Collateral or any part thereof, except to the extent that the failure to so comply would not be reasonably expected to materially adversely affect in the aggregate the Administrative Agent's or the Lenders' rights hereunder, the priority of their Liens on the Collateral or the value of the Collateral (as defined in the Credit Agreement).

                  (f) Further Identification of Collateral. The Grantor will furnish to the Administrative Agent and the Lenders from time to time such statements and schedules further identifying and describing the Collateral, and such other reports in connection with the Collateral, as the Administrative Agent may reasonably request, all in reasonable detail.

                  (g) Security Interest in Any Newly Acquired Collateral. The Grantor agrees that, should it obtain an ownership interest in any Trademark, Patent, Trademark License or Patent License, which is not now a part of the Collateral, (i) the provisions of Section 2 shall automatically apply thereto, (ii) any such Trademark, Patent, Trademark License and Patent License shall automatically become part of the Collateral, and (iii) with respect to any ownership interest in any Trademark, Patent, Trademark License or Patent License that the Grantor should obtain which the Grantor reasonably deems is material to its business, it shall give notice thereof to the Administrative Agent and the Lenders in writing, in reasonable detail, at their respective addresses set forth in the Credit Agreement within 45 days after the end of the calendar quarter in which such ownership interest is obtained. The Grantor authorizes the Administrative Agent to modify this Agreement by amending Schedules I and II (and will cooperate reasonably with the Administrative Agent in effecting any such amendment) to include on Schedule I any Trademark and Trademark License and on Schedule II any Patent or Patent License of which it receives notice under this Section.

                  (h) Maintenance of the Trademark Collateral. The Grantor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (i) maintain each trademark registration and each Trademark License identified on Schedule I hereto, and (ii) pursue each trademark application now or hereafter identified in Schedule I hereto, including, without limitation, the filing of responses to office actions issued by the United States Patent and Trademark Office, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 of the United States Trademark Act, and the participation in opposition, cancellation, infringement and misappropriation proceedings, except, in each case in which the Grantor has reasonably determined that any of the foregoing is not of material economic value to it. The Grantor agrees to take corresponding steps with respect to each new or acquired trademark registration, trademark application or any rights obtained under any Trademark License, in each case, which it is now or later becomes entitled, except in each case in which the Grantor has reasonably determined that any of the foregoing is not of material economic value to it. Any expenses incurred in connection with such activities shall be borne by the Grantor.

                  (i) Maintenance of the Patent Collateral. The Grantor agrees to take all necessary steps, including, without limitation, in the United States Patent and Trademark Office or in any court, to (i) maintain each patent and each Patent License identified on Schedule II hereto, and (ii) pursue each patent application, now or hereafter identified in Schedule II hereto, including, without limitation, the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, infringement and misappropriation proceedings, except, in each case in which the Grantor has reasonably determined that any of the foregoing is not of material economic value to it. The Grantor agrees to take corresponding steps with respect to each new or acquired patent, patent application, or any rights obtained under any Patent License, in each case, which it is now or later becomes entitled, except in each case in which the Grantor has reasonably determined that any of the foregoing is not of material economic value to it. Any expenses incurred in connection with such activities shall be borne by the Grantor.

                  (j) Grantor Shall Not Abandon any Collateral. The Grantor shall not abandon any trademark registration, patent or any pending trademark or patent application, without the written consent of the Administrative Agent, unless the Grantor shall have previously determined that such use or the pursuit or maintenance of such trademark registration, patent or pending trademark or patent application is not of material economic value to it, in which case, the Grantor will, at least annually, give notice of any such abandonment to the Administrative Agent and the Lenders in writing, in reasonable detail, at their respective addresses set forth in the Credit Agreement.

                  (k) Infringement of Any Collateral. In the event that the Grantor becomes aware that any item of the Collateral which the Grantor has reasonably determined to be material to its business is infringed or misappropriated by a third party, the Grantor shall promptly notify the Administrative Agent and the Lenders promptly and in writing, in reasonable detail, at their respective addresses set forth in the Credit Agreement, and shall take such actions as the Grantor or the Administrative Agent deems reasonably appropriate under the circumstances to protect such Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation. Any expense incurred in connection with such activities shall be borne by the Grantor. The Grantor will advise the Administrative Agent and the Lenders promptly and in writing, in reasonable detail, at their respective addresses set forth in the Credit Agreement, of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the United States Patent and Trademark Office or any court) regarding any item of the Collateral which has a Material Adverse Effect.

                  (l) Use of Statutory Notice. The Grantor shall mark its products with the trademark registration symbol 7, the numbers of all appropriate patents, the common law trademark symbol J, or the designation "patent pending," as the case may be, to the extent that it is reasonably and commercially practicable.

                  (m) Limitation on Liens on Collateral. The Grantor will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is reasonably necessary to remove, any Lien or material adverse claim on or to any of the Collateral, other than exclusive licenses granted in the ordinary course of business and the Liens created by this Agreement and other than as permitted pursuant to the Loan Documents, and will defend the right, title and interest of the Administrative Agent and the Lenders in and to any of the Collateral against the claims and demands of all Persons whomsoever.

                  (n) Limitations on Dispositions of Collateral. Without the prior written consent of the Administrative Agent, the Grantor will not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, or attempt, offer or contract to do so, except with respect to exclusive licenses in the ordinary course of business or as permitted by this Agreement or the Loan Documents.

                  (o) Notices. The Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, at their respective addresses set forth in the Credit Agreement, (i) of any Lien (other than Liens created hereby or permitted under the Loan Documents) on, or material adverse claim asserted against, Patents or Trademarks and (ii) of the occurrence of any other event which would reasonably be expected in the aggregate to have a material adverse effect on the aggregate value of the Collateral or the Liens created hereunder.

                  6   Administrative Agent's Appointment as Attorney-in-Fact.

                  (a) Powers. The Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Administrative Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do the following at any time when any Event of Default shall have occurred and be continuing, and to the extent permitted by law:

                      (i) to execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent's, the Other Representatives' and the Lenders' security interest in any of the Collateral;

                     (ii) in the name of the Grantor or its own name, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any General Intangible (to the extent that any of the foregoing constitute Collateral) or with respect to any other Collateral and to file any claim or to take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any such General Intangible or with respect to any such other Collateral whenever payable;

                    (iii) to pay or discharge Liens placed on the Collateral, other than Liens permitted under this Agreement or the Loan Documents; and

                     (iv) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask for, or demand, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any of the Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Grantor with respect to any of the Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) subject to any pre-existing rights or licenses, to assign any Patent or Trademark constituting Collateral (along with the goodwill of the business to which any such Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent's option and the Grantor's expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's, the Other Representatives' and the Lenders' Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until payment in full of the Notes, the Reimbursement Obligations and the other Obligations then due and owing, the termination of the Commitments and the expiration, termination or return to the Issuing Lender of the Letters of Credit.

                  (b) Other Powers. The Grantor also authorizes the Administrative Agent, from time to time if an Event of Default shall have occurred and be continuing, to execute, in connection with any sale provided for in Section 9 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

                  (c) No Duty on the Part of Administrative Agent, Other Representatives or Lenders. The powers conferred on the Administrative Agent, the Other Representatives and the Lenders hereunder are solely to protect the Administrative Agent's, the Other Representatives' and the Lenders' interests in the Collateral and shall not impose any duty upon the Administrative Agent, any Other Representative or any Lender to exercise any such powers. The Administrative Agent, the Other Representatives and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

                  7   Performance by Administrative Agent of Grantor's
Obligations. If the Grantor fails to perform or comply with any of its agreements contained herein and the Administrative Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum 2% above the rate applicable to ABR Loans, shall be payable by the Grantor to the Administrative Agent on demand and shall constitute Obligations secured hereby.

                  8   Proceeds. It is agreed that if an Event of Default shall
occur and be continuing, (a) all Proceeds of any Collateral received by the Grantor consisting of cash, checks and other near-cash items shall be held by the Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Grantor, and at the request of the Administrative Agent shall, forthwith upon receipt by the Grantor, be turned over to the Administrative Agent in the exact form received by the Grantor (duly indorsed by the Grantor to the Administrative Agent, if required by the Administrative Agent), and (b) any and all such Proceeds received by the Administrative Agent (whether from the Grantor or otherwise) may, in the sole discretion of the Administrative Agent, be held by the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may be applied by the Administrative Agent against, the Obligations then due and owing. Any balance of such Proceeds remaining after the payment in full of the Notes, the Reimbursement Obligations and the other Obligations then due and owing, the termination of the Commitments and the expiration, termination or return to the Issuing Lender of the Letters of Credit shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive the same.

                  9   Remedies. If an Event of Default shall occur and be
continuing, the Administrative Agent, on behalf of the Lenders, may exercise all rights and remedies of a secured party under the Code, and, to the extent permitted by law, all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, to the extent permitted by law, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), but subject to any pre-existing rights or licenses, in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent, any Other Representative or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent, any Other Representative or any Lender shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived or released. The Grantor further agrees, at the Administrative Agent's request, upon the occurrence and during the continuance of an Event of Default, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Grantor's premises or elsewhere. In the event of any sale, assignment, or other disposition of any of the Collateral, the goodwill of the business connected with and symbolized by any Trademark Collateral subject to such disposition shall be included, and the Grantor shall supply to the Administrative Agent or its designee the Grantor's know-how and expertise relating to the Collateral subject to such disposition, and the Grantor's notebooks, studies, reports, records, documents and things embodying the same or relating to the inventions, processes or ideas covered by, and to the manufacture of any products under or in connection with, the Collateral subject to such disposition, and the Grantor's customer's lists, studies and surveys and other records and documents relating to the distribution, marketing, advertising and sale of products relating to the Collateral subject to such disposition. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Other Representatives and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations then due and owing, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Administrative Agent account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Administrative Agent, any Other Representative or any Lender arising out of the repossession, retention or sale of the Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of them. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the then outstanding Obligations, including the reasonable fees and disbursements of any attorneys employed by the Administrative Agent, any Other Representative or any Lender to collect such deficiency.

                  10 Limitation on Duties Regarding Preservation of Collateral. The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any Other Representative, any Lender, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person.

                  11 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are powers coupled with an interest and are irrevocable until payment in full of the Notes, the Reimbursement Obligations and the other Obligations then due and owing, the termination of the Commitments and the expiration, termination or return to the Issuing Lender of the Letters of Credit.

                  12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  13 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                  14 No Waiver; Cumulative Remedies. None of the Administrative Agent, any Other Representative nor any Lender shall by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any Other Representative or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, any Other Representative or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, such Other Representative or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                  15 Amendments in Writing; No Waiver; Cumulative Remedies; Successors and Assigns. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Grantor and the Administrative Agent in accordance with Section 11.1 of the Credit Agreement. This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Administrative Agent, the Other Representatives and the Lenders and their respective successors and assigns, except that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

                  16. Notices. All notices, requests and demands to or upon the respective parties hereto shall be made in accordance with Section 11.2 of the Credit Agreement.

                  17. Authority of Administrative Agent. The Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent, the Other Representatives and the Lenders, be governed by the Loan Documents and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation to make any inquiry respecting such authority.

                  18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

                  19. Release of Collateral and Termination. (a) At such time as the payment in full of the Notes, the Reimbursement Obligations and the other Obligations then due and owing shall have occurred, the Commitments have been terminated and the Letters of Credit have expired, terminated or been returned to the Issuing Lender, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantor. Upon request of the Grantor following any such termination, the Administrative Agent shall deliver (at the sole cost and expense of the Grantor) to the Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver (at the sole cost and expense of such Grantor) to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

                  (b      If any of the Collateral shall be sold, transferred or
otherwise disposed of by the Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent shall execute and deliver to the Grantor (at the sole cost and expense of the Grantor) all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

                  20. Incorporation of Provisions of Borrower Security Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Collateral made and granted hereby are more fully set forth in the Borrower Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. Nothing in this Agreement shall defer or impair the attachment or perfection of any security interest in any collateral covered by the Borrower Security Agreement which would attach or be perfected pursuant to the terms thereof without action by the Grantor or any other Person.

                  IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered as of the date first above written.

                                      REMINGTON ARMS COMPANY, INC.


                                      By:
                                         -----------------------------------
                                         Title:



ACKNOWLEDGED AND AGREED AS OF
THE DATE HEREOF BY:

THE CHASE MANHATTAN BANK,
  , as Administrative Agent


By:
   ---------------------------
   Title:

                                                                      Schedule I



                        TRADEMARKS AND TRADEMARK LICENSES

                                                                     Schedule II




                           PATENTS AND PATENT LICENSES